EXHIBIT 23.2
Consent of T.J. Smith & Company, Inc.
June 29, 2007
The Meridian Resource Corporation
1401 Enclave Parkway, Suite 300
Houston, TX 77077
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reviews dated January 28, 2005, February 7, 2006 and February 9, 2007, which were used to prepare the Estimated Future Reserves Attributable to Certain Leasehold Interests of The Meridian Resource Corporation as of December 31, 2004, December 31, 2005 and December 31, 2006, respectively, which appear in The Meridian Resource Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and to the reference therein to T.J. Smith & Company, Inc. as experts in the field of petroleum engineering.

Yours very truly,

T. J. Smith & Company, Inc.

/s/ T. J. Smith

By T.J. Smith